Exhibit 99.6

Consent to be Named as a Prospective Director

In connection with the filing by BellRing Distribution, LLC (the “Registrant”) of a Registration Statement on Form S-4 and a Registration Statement on Forms S-4 and S-1 (together, the “Registration Statements”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a prospective director of the Registrant in the Registration Statements and any and all amendments thereto. I also consent to the filing of this consent as an exhibit to such Registration Statements and any amendments thereto.

Date: December 17, 2021	/s/ Chonda J. Nwamu
Name: Chonda J. Nwamu